EXHIBIT 3.1

RESTATED ARTICLES OF ORGANIZATION

AS AMENDED

1. The name by which the corporation shall be known is Boston Pacific Medical, Inc.

2. The purposes for which the corporation is formed are as follows:

(a) All aspects of business related to the design, manufacture, production, distribution, export, import, purchase, sale and resale of products for medical and hygienic uses.

(b) Any business or other activity which may lawfully be carried on by a corporation organized under the Massachusetts Business Corporation Law.

3. The total number of shares, and the par value, if any, of each class of stock which the corporation is authorized to issue is as follows:

	Without Par Value	With Par Value
Class of Stock	Number of Shares	Number of Shares	Par Value
Preferred	None	221,037	$1.00
Common	None	15,000,000	$0.01

4. If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

COMMON STOCK

1. Voting. The holders of shares of Common Stock shall be entitled to one vote for each share so held, and shall be entitled to notice of any stockholders' meeting and to vote upon such matters as provided in the By-laws of the corporation, subject to any voting preferences of the Preferred Stock, and as may be provided by law. Holders of Common Stock shall not be entitled to cumulate their votes for any purpose.

2. Dividends. Dividends may be declared and paid on the Common Stock from funds legally available therefore as and when determined by the Board of Directors, subject to any dividend preferences of the Preferred Stock.

3. Liquidation. Subject to any prior and superior rights of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of the Common Stock shall be entitled to receive all assets of the corporation available for distribution to its stockholders.

PREFERRED STOCK

1. The Preferred Stock may consist of one or more series. The Board of Directors may, from time to time, establish and designate the different series and designate variations in the relative rights and preferences between the different series as provided below, but in all other respects all shares of the Preferred Stock shall be identical. In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors.

2. Subject to the provisions hereof, the Board of Directors is authorized to establish one or more series of Preferred Stock and, to the extent now or hereafter permitted by the laws of the Commonwealth of Massachusetts, to fix and determine the preferences, voting powers, qualifications and special or relative rights or privileges of each series including, but not limited to:

(a) the number of shares to constitute such series and the distinguishing designation thereof;

(b) the dividend rate on the shares of such series and the preferences, if any, and the special and relative rights of such shares of such series as to dividends;

(c) whether or not the shares of such series shall be redeemable, and, if redeemable, the price, terms and manner of redemption;

(d) the preferences, if any, and the special and relative rights of the shares of such series upon liquidation of the corporation;

(e) whether or not the shares of such series shall be subject to the operation of a sinking or purchase fund and, if so, the terms and provisions of such fund;

(f) whether or not the shares of such series shall be convertible into shares of any other class or of any other series of the same or any other class of stock of the corporation and, if so, the conversion price or ratio and other conversion rights;

(g) the conditions under which the shares of such series shall have separate voting rights or no voting rights; and

(h) such other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the laws of the Commonwealth of Massachusetts.

Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time authorize the issuance of additional shares of the same series.

5. The restrictions, if any imposed by the articles of organization upon the transfer of shares of stock of any class are as follows: None

6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

(a) Meetings of the stock holders of the corporation may be held anywhere in the United States.

(b) The corporation may be a partner to the maximum extent permitted by law.

(c) The directors of the corporation may make, amend or repeal the By-laws in whole or in part, except with respect to any provision thereof which, by applicable law or the By-laws, requires action by the stockholders.

(d) No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exculpation from liability is not permitted by the Massachusetts Business Corporation Law as the same exists or may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or appeal.

(e) No fractional shares of common stock shall be issued by the corporation. In lieu of fractional shares, the corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of common stock, as determined by the Board of Directors.